EXHIBIT 99.1

Contact: Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Announces Organizational Changes

ALPHARETTA, GEORGIA — March 19, 2010 — Neenah Paper, Inc. (NYSE: NP) today announced that John P. O’Donnell has been named Chief Operating Officer, reporting to Sean Erwin, Chairman and Chief Executive Officer, effective June 1. Mr. O’Donnell has been President of Neenah’s Fine Paper business since he joined the company in November 2007. Prior to joining Neenah Paper, Mr. O’Donnell held positions at Georgia-Pacific Corporation, including President of their North America Retail Business and President of their Commercial Tissue Business. Mr. O’Donnell has an extensive knowledge of the paper and tissue industry and in his new role will have direct responsibility for both the Fine Paper and Technical Products businesses, providing leadership over innovation, sales, marketing, manufacturing and distribution activities.

In addition, Armin Schwinn has been named Senior Vice President and Managing Director, Neenah Germany effective April 1.  Mr. Schwinn succeeds Dr. Walter Haegler, who will retire  after 20 years as Managing Director during which he led  the substantial growth and development of these businesses.  Mr. Schwinn has been part of Neenah Germany since 1995 and was most recently Vice President, Finance, responsible for financial, purchasing and administrative functions. Prior to this, Mr. Schwinn served in various leadership positions in other German manufacturing and service companies.

“John’s experience and leadership skills make him well prepared to assume these additional responsibilities.  We are excited to have John step into this new role and are confident he will further enhance our position as a leader in our markets and with our customers,” said Mr. Erwin. “While we will miss Walter’s experience and guidance, we are pleased to have Armin assume leadership of our German operations.  He has significant knowledge of our operations  and is well-prepared to lead this important business.”

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for various specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC(R), ENVIRONMENT(R), CRANE(R), KIMDURA(R), Gessner(R), JET-PRO(R) SofStretch(TM) and varitess(R). Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com